Exhibit 99.1

Synergy Pharmaceuticals Appoints Timothy Callahan and Richard Daly to Board of Directors

New York, N.Y., July 1, 2015 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) today announced that it has appointed Timothy Callahan and Richard Daly as new independent directors to its board. Both Mr. Daly and Mr. Callahan have direct experience in primary care and gastrointestinal markets and have led large organizational change and successful business growth, in a variety of areas, including all aspects of commercial, acquisitions, partnerships and product launches.

“I am pleased to welcome the addition of two superb individuals, Tim Callahan and Rich Daly, to our board during this period of significant growth and evolution in our business,” said Gary S. Jacob, Ph.D., Chairman and CEO of Synergy, “Their appointments mark an important step in our efforts to put the right structure and exceptional leadership in place to provide the highest level of guidance and expertise for maximizing the value of plecanatide.”

“I am honored to be joining the Synergy board during such an important time in the company’s history,” said Timothy Callahan, “I have tremendous respect for what the leadership team has been able to accomplish in getting to this point and I look forward to working with them.”

“I am delighted to be joining the Synergy board,” said Richard Daly, “The GI market is undergoing rapid growth and the outlook for plecanatide is very promising. I look forward to joining such a professional team and contributing to the advancement of the organization.”

Tim Callahan

Mr. Callahan is a global life sciences business leader with over 21 years of experience in pharmaceutical and biologic commercialization, most recently with the Actavis organization.  From 2013-2014 he served as Senior Vice President, Commercial Operations where he played a leadership role in the transformation of the Actavis brand business into a $7B/yr division with a focus in Gastroenterology, Women’s Health, Urology, Dermatology, and other specialty markets.  From 2010-2012, Mr. Callahan served as Vice President, International Brands & Biologics Marketing at Actavis, and from 2003-2009 he served as Vice President, Sales & Marketing for the company’s Nephrology division.  Earlier in his career, Mr. Callahan held positions of increasing responsibility in commercial leadership at Watson Pharmaceuticals and Schein Pharmaceutical. Mr. Callahan was educated at Cornell University and holds a Bachelor of Science degree in Applied Economics and Business Management.

Richard Daly

Mr. Daly has over 20 years of commercial pharmaceutical experience working in positions of progressive responsibility in sales, marketing and operations. Recently, Mr. Daly was the President of U.S. Diabetes for the joint alliance between Bristol-Myers Squibb and AstraZeneca. In the past, Mr. Daly was a founding partner and board member of SagePath Partners LLC, a commercial outsourcing provider to the pharmaceutical industry that was successfully sold to Ashfield Commercial & Medical Services in 2013. During his 13-year tenure at Takeda Pharmaceuticals, he served as Executive Vice President with P&L responsibility for businesses across the U.S., Canada, and Central/South America. Earlier in his career, he served in the sales organizations at Merrell-Dow Pharmaceuticals (now part of Sanofi) and TAP Pharmaceuticals (formerly a division of Abbott Labs) in sales, marketing, operations and senior leadership positions at TAP and Takeda. Mr. Daly currently serves on the board of Catalyst Pharmaceuticals and Andean Health & Development. Mr. Daly holds a BS in Microbiology from The University of Notre Dame and an MBA from Northwestern University’s Kellogg School of Management.

About Synergy Pharmaceuticals Inc.

Synergy Pharmaceuticals (NASDAQ:SGYP) is a biopharmaceutical company focused on the development of novel therapies to treat GI diseases and disorders. Synergy’s proprietary platform of uroguanylin analogues includes two late-stage clinical assets, plecanatide and dolcanatide (SP-333). Plecanatide is Synergy’s lead uroguanylin analogue currently in pivotal phase 3 development for chronic idiopathic constipation (CIC) and irritable bowel syndrome with constipation (IBS-C). The company recently announced positive top-line data results from the first of two phase 3 trials with plecanatide for CIC and the second pivotal trial is expected to readout in 3Q 2015. The phase 3 IBS-C program with plecanatide was initiated in December 2014. Dolcanatide has successfully completed a phase 2 study in patients with opioid-induced constipation and is currently being evaluated for the treatment of ulcerative colitis. For more information, please visit www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Synergy Pharmaceuticals Inc.:

Gem Gokmen
VP, Investor Relations and Corporate Communications

212-584-7610
ggokmen@synergypharma.com